Exhibit 99.1

FOR IMMEDIATE RELEASE

Seneca Gaming Corporation

Announces Third Quarter Fiscal 2005 Results

Niagara Falls, NY — Seneca Gaming Corporation (SGC, or the Company) today reported its third quarter financial results for the three months ended June 30, 2005 (Third Quarter 2005).

SGC is a wholly owned, tribally chartered corporation of the Seneca Nation of Indians (the Nation) that operates all of the Nation’s Class III gaming operations in Western New York. SGC, through its wholly owned subsidiaries, Seneca Niagara Falls Gaming Corporation (SNFGC) and Seneca Territory Gaming Corporation (STGC), operates two casinos in Niagara Falls, New York (Seneca Niagara Casino) and Salamanca, New York (Seneca Allegany Casino), respectively.

SGC was chartered by the Nation in August 2002 and opened the Seneca Niagara Casino and Seneca Allegany Casino on December 31, 2002 and May 1, 2004, respectively. Since the Seneca Allegany Casino was open for only two months during the three and nine months ended June 30, 2004, the comparisons discussed below between the Third Quarter 2005 and the three months ended June 30, 2004 (Third Quarter 2004), and comparisons between the nine months ended June 30, 2005 and the nine months ended June 30, 2004, are less meaningful in some respects.

Third Quarter Fiscal 2005 Financial Results Summary

Consolidated Results.  For the Third Quarter 2005 and 2004, total consolidated net revenues were $115.1 million and $94.5 million, respectively, or a 22% increase.  This overall increase was primarily due to a $20.2 million increase in net gaming revenues, from $88.8 million for the Third Quarter 2004 to $109.0 million for the Third Quarter 2005, or a 23% increase.  SGC’s consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) was $46.8 million for the Third Quarter 2005 compared to $33.8 million for the Third Quarter 2004, or a 38% increase.  The primary reason for the increases in consolidated net revenues and consolidated EBITDA was due to the additional 30 days of operation of the Seneca Allegany Casino compared to the prior comparative period.  SGC reported a net loss of $17.9 million for the Third Quarter 2005 against net income of $18.8 million in the Third Quarter 2004.  The net loss for Third Quarter 2005 includes a non-recurring charge of $49.2 million, included as Interest Expense in the accompanying Condensed Consolidated Statements of Income.  This charge is related to the prepayment of SNFGC’s $80 million Freemantle Term Loan in May 2005, and is more fully described below under the header “Freemantle Term Loan”.

Seneca Niagara Casino Revenues and EBITDA.   For the Third Quarter 2005, the Seneca Niagara Casino net gaming revenues were $73.6 million compared to $71.8 million in the Third Quarter 2004, or a 3% increase.  Total net revenues for the Third Quarter 2005 increased from $76.6 million to $78.0 million during the comparative periods, or a 2% increase.  Seneca Niagara Casino generated EBITDA for the Third Quarter 2005 and Third Quarter 2004 of $33.5 million and $31.0 million, respectively, or an increase of 8%.

The overall revenue increase at the Seneca Niagara Casino is primarily attributable to an increase in net slot revenue from $62.7 million in the Third Quartet 2004 compared to $65.3 million in the Third Quarter 2005, or an increase of 4%.  This increase was partially offset by a $0.6 million or 5% decrease in table games revenue during the comparative periods. The amount of money wagered, or dropped, at the Seneca Niagara Casino table games during the comparative periods declined from $78.0 million to $74.3 million with a consistent hold percentage for both periods.  In early June 2005, the number of table games was reduced from 97 to 79.  During this time the existing slot floor was reconfigured, we believe making it more inviting and comfortable for slot patrons.

Seneca Allegany Casino Revenues and EBITDA.  The Seneca Allegany Casino opened on May 1, 2004.  As such, the Third Quarter 2005 included 30 additional days of operations in relation to the Third Quarter 2004 and thus comparisons between Third Quarter 2005 and Third Quarter 2004 are less meaningful in some respects, including with respect to revenue and EBITDA comparisons.  During the Third Quarter 2005 and 2004, Seneca Allegany Casino had net gaming revenues of $35.4 million and $17.0 million, respectively, an increase of 108%.  Total net revenues at Seneca Allegany Casino were $37.1 million for the Third Quarter 2005 and $17.9 million for Third Quarter 2004.  Seneca Allegany Casino generated $14.2 million of EBITDA in the Third Quarter 2005, compared to $3.3 million in the Third Quarter 2004.

Nine Months Fiscal 2005 Financial Results Summary

Consolidated Results.  For the nine months ended June 30, 2005 and 2004, consolidated net revenues were $329.2 million compared to $244.6 million, or a 35% increase. Net gaming revenues during the comparative periods also increased from $230.7 million to $311.4 million, or a 35% increase. Consolidated EBITDA was $123.5 million for the nine months ended June 30, 2005 compared to $93.1 million for the nine months ended June 30, 2004, or a 33% increase. Consolidated net income was $24.8 million for the nine months ended June 30, 2005, a $36.8 million decrease from the comparative period in 2004.  The decrease was primarily due to the non-recurring charge of $49.2 million, included in Interest Expense, related to the prepayment of SNFGC’s $80 million Freemantle Term Loan in May 2005, which is more fully described below under the header “Freemantle Term Loan”.

Seneca Niagara Casino Revenues and EBITDA.  Seneca Niagara Casino total net revenues were $227.9 million and $226.7 million for the nine months ended June 30, 2005 and 2004, respectively, an increase of 1%.  Net gaming revenues were $215.0 million and $213.7 million for the nine months ended June 30, 2005 and 2004, an increase of 1%.  Included in net gaming revenues for the nine months ended June 30, 2005 and 2004 is $1.4 million and $0.7 million of Class II poker revenues, respectively.  These Class II operations, as discussed below, are no longer operated by SGC but by the Nation directly. Seneca Niagara Casino generated EBITDA for the nine months ended June 30, 2005 and 2004 of $90.5 million and $91.7 million, respectively, or a decrease of 1%.

Seneca Allegany Casino Revenues and EBITDA.  For the nine months ended June 30, 2005 and 2004, Seneca Allegany Casino had net revenues of $101.4 million and $17.9 million, respectively.  Net gaming revenues for the same comparative periods were $96.4 million and

$17.0 million, respectively.  Included in the net gaming revenues for the nine months ended June 30, 2005 and 2004 is $2.4 million and $1.2 million, respectively, of Class II poker, video lottery terminal, and bingo revenues, which operations, as discussed below, are no longer operated by SGC but by the Nation directly. EBITDA for the nine months ended June 30, 2005 and 2004 were $33.9 million and $2.3 million, respectively.  Seneca Allegany Casino opened May 1, 2004 and prior to that date was in the development and construction phases.

John Pasqualoni, President and Chief Executive Officer of SGC, stated:  “I am pleased with the operating results of both our properties in the third quarter.  Seneca Niagara Casino showed substantial improvement for the three months ended June 30, 2005, increasing EBITDA by 8% over the comparative period. Seneca Allegany Casino continues its excellent performance, generating EBITDA of $14.2 million in the third quarter.  Although our net income was negatively impacted by the $49.2 million charge against earnings as a result of the early termination of the Freemantle Term Loan, I believe this termination and the elimination of senior secured indebtedness provides SGC with increased financing flexibility, as evidenced by our issuance of $200.0 million of 7¼% senior notes, and improves operating capabilities by eliminating certain restrictive covenants.  We are better prepared for the future growth of our existing properties, as well as potential opportunities for our third casino in Erie County.”

Senior Notes

On May 23, 2005, SGC issued an additional $200.0 million in 7¼% senior notes due 2012.  Gross proceeds from the senior notes approximated $193.0 million, and the effective interest rate, taking into account the original issue discount, approximates 8%.  The 2005 senior notes are treated as a single class with the $300.0 million 7¼% senior notes due 2012, issued in May 2004, and are identical to the 2004 senior notes except for certain tax attributes and, prior to November 1, 2005 the amount of interest accrued thereon.  These notes are currently guaranteed by SNFGC, STGC and Seneca Erie Gaming Corporation (SEGC).

A portion of the proceeds of the 2005 senior notes were used to prepay the outstanding principal amount of $80.0 million under the Freemantle Term Loan, along with a negotiated settlement of the interest payable on the Term Loan, as if the Term Loan had been paid 8½ months prior to its November 22, 2007 stated maturity, which approximated $46.7 million.  The remainder will be used to continue to fund certain costs associated with the expansion of our operations, to pay fees and expenses associated with the offering of senior notes (including the expected registration of the senior notes in connection with an exchange offer), and for general corporate purposes.

Freemantle Term Loan

In May 2005, SNFGC, the Nation and Freemantle Limited terminated the Term Loan Agreement, dated as of November 22, 2002, between SNFGC, as Borrower, and Freemantle Limited, as Lender, as amended on December 6, 2002, allowing SNFGC to pay in full the Term Loan at a negotiated amount as described above.  As a result of the termination and payment in full, the Company recorded a non-recurring charge of $49.2 million included as Interest Expense in the accompanying Condensed Consolidated Statements of Income.

Expansion Projects

During the nine months ended June 30, 2005, SGC spent $124.2 million for construction and the purchase of property and equipment, including $76.0 million for the construction of the luxury hotel at Seneca Niagara Casino and $29.2 million for the construction of the Seneca Allegany Casino parking garage and resort hotel.  The remaining capital expenditures related to other construction and equipment purchases for both Casinos.

As of this date, construction on Seneca Niagara’s luxury hotel remains on schedule. We continue to expect that the hotel will have a partial opening by December 31, 2005, and all rooms will be available by March 31, 2006.    While we previously estimated the cost to construct and equip the luxury hotel at $200.0 million, we have recently been informed by the designer/builder that the cost to complete the luxury hotel will exceed that amount.  We had based our $200.0 million estimate on the guaranteed maximum contract sum of $153.0 million provided by our designer/builder in February 2004.  We expect to receive a final construction cost from our designer/builder in the next few weeks.  We are currently evaluating our options to (1) enable timely completion of the luxury hotel and (2) ensure that the appropriate parties bear the additional cost to complete the luxury hotel.

The Seneca Allegany Casino’s 1,850-space parking garage, excluding the valet portion, was opened on July 1, 2005.

The construction of the Seneca Allegany Casino resort hotel will commence in the next few months and is scheduled to open in late calendar year 2006. The estimated cost to construct and equip the resort hotel, including the cost of the recently opened parking garage, is between $180.0 and $185.0 million.

As of June 30, 2005, the Company had cash and cash equivalents of $140.2 million and short-term investments of $120.9 million.

Barry E. Snyder, Sr., President of the Nation and Chairman of the SGC Board of Directors commented:  “During the third quarter of fiscal 2005, substantial progress was made on the construction of Seneca Niagara Casino’s luxury hotel, and the Seneca Allegany Casino’s garage was opened to the public for use on July 1, 2005.  We have invested $124.2 million in capital expenditures, including $76.0 million for Seneca Niagara Casino’s luxury hotel and $29.2 million for Seneca Allegany Casino’s garage and resort hotel.  These investments clearly demonstrate the Nation’s commitment to develop its properties and to be the premier gaming operations in the Western New York region.  In May 2005, SGC issued an additional $200.0 million of 7¼% senior notes in a difficult financial market.  The completed offering, I believe, demonstrates the confidence the public bond investors have in our operations and growth potential.”

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure, but is commonly used in the gaming industry as a measure of performance and basis for valuation of gaming companies. A reconciliation of net income to EBITDA is provided at the end of this press release.

SGC defines EBITDA as earnings before interest, taxes, depreciation and amortization. SGC defines Adjusted EBITDA as EBITDA plus pre opening expense.  SGC’s calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and therefore comparisons of EBITDA and Adjusted EBITDA may be limited. EBITDA and Adjusted EBITDA should not be construed as a substitute for operating income or net income, as they are determined in accordance with generally accepted accounting principles.

Forward-Looking Information

This press release contains certain forward-looking information intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These may be generally identified by the context of certain statements or the use of forward-looking terminology, such as “believes”, “estimates”, “anticipates”, “intends”, “plans”, “expects”, and words of similar meaning, with references to SGC and its management. Similarly, statements that describe our plans or goals are all forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements contained in this earnings release, including, but not limited to our estimates regarding costs and completion of current construction projects, our ability to develop a third casino property in Erie County, and our ability to obtain financing in the future or otherwise deal with future growth opportunities.  Additional information concerning potential factors that could affect SGC’s financial conditions, results of operations, and expansion projects, is included in the filings of SGC with the SEC.

SGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if the date is not stated, as of this press release date.

Earnings Conference Call

The Chairman of the Board and Nation’s President Barry E. Snyder and Seneca Gaming Corporation management will host an earnings conference call for investors and other members of the financial community on August 17, 2005 at 2:00pm. Interested parties may participate in this call by dialing 800-895-1085, passcode Seneca. A rebroadcast of this earnings conference call will be available for 14 days by using the same number and passcode.

Contact: Joseph A. D’Amato, Senior Vice President Finance and Administration for additional information at 716-299-1073.

SENECA GAMING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)  ($000’s omitted)

	June 30,	September 30,
	2005	2004
Assets

Current assets:
Cash and cash equivalents	$140,194	$211,595
Short-term investments	120,926	57,963
Receivables	2,329	1,348
Inventories	2,215	2,123
Other current assets	3,140	3,171

Total current assets	268,804	276,200

Property and equipment, net	376,088	282,797
Other long-term assets	18,762	25,059

Total assets	663,654	584,056

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	—	325
Trade payables	1,564	3,415
Construction payables	19,768	28,807
Dividends payable to Nation	—	655
Exclusivity fees payable	5,426	41,549
Accrued interest	5,156	10,866
Other current liabilities	34,995	31,752

Total current liabilities	66,909	117,369

Long-term debt	493,104	380,000
Total liabilities	560,013	497,369

Capital:
Retained earnings	103,641	86,687

Total liabilities and capital	$663,654	$584,056

SENECA GAMING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED) ($000's omitted)

	Three Months Ended:		Nine Months Ended:
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

Revenues:
Gaming	$113,789	$88,770	$321,575	$230,724
Food and beverage	10,806	8,392	30,356	20,858
Retail, entertainment and other	4,308	3,191	12,591	8,311
Less: promotional allowances	(13,811)	(5,862)	(35,273)	(15,317)
	115,092	94,491	329,249	244,576

Expenses:
Gaming	28,647	24,434	85,199	63,384
Food and beverage	8,677	7,063	25,714	17,508
Retail, entertainment and other	2,523	1,750	7,715	4,828
Advertising, general and administrative	28,280	24,530	87,147	61,798
Pre-opening costs	208	2,926	391	3,954
Depreciation and amortization	6,555	4,865	19,391	11,366

Total operating expenses	74,890	65,568	225,557	162,838

Operating income	40,202	28,923	103,692	81,738
Interest income	1,352	569	3,364	838
Interest expense	(59,413)	(10,679)	(82,218)	(20,968)

Net income (loss)	$(17,859)	$18,813	$24,838	$61,608

SENECA GAMING CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)  (‘000’s OMITTED)

	Nine Months Ended:
	June 30,	June 30,
	2005	2004
Cash flows relating to operating activities:

Net income	$24,838	$61,608
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	19,391	11,366
Amortization of deferred financing costs and debt discount	2,022	1,591
Fair market value adjustment of interest rate caps	177	619
Write-off of deferred financing costs, Freemantle	2,460	—
Other	88	54
Change in operating assets and liabilities:
Receivables	(1,058)	538
Inventories	(92)	(689)
Other current assets	31	(1,649)
Trade payables	(1,851)	3,669
Exclusivity fees payable	(36,123)	(3,405)
Accrued interest	(5,710)	4,002
Other current liabilities	3,244	9,448

Net cash provided by operating activities	7,417	87,152

Cash flows relating to investing activites:
Purchases of property and equipment	(124,179)	(112,068)
Land acquisition costs	(197)	(7,203)
Purchase of investments	(44,998)	—

Net cash used in investing activities	(169,374)	(119,271)

Cash flows relating to financing activities:
Payments to sinking fund	(17,500)	(6,014)
Release of sinking fund to cash	5,583	—
Proceeds from long-term debt	193,000	341,966
Repayments of long-term debt	(80,325)	(47,661)
Payment of deferred financing costs	(4,793)	(11,576)
Payment for interest rate cap	—	(2,188)
Proceeds from sale of interest rate cap	683	—
Dividends paid to the Nation	(6,092)	(26,722)

Net cash provided by financing activities	90,556	247,805

Net (decrease) increase in cash	(71,401)	215,686

Cash balances:
Beginning of period	211,595	59,628

End of period	$140,194	$275,314

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Three months ended June 30, 2005

(UNAUDITED) ($000’s omitted)

	SNFGC	STGC	SEGC	SGC	Consolidated

Net Income (loss)	$(24,514)	$10,969	$(59)	$(4,255)	$(17,859)
Depreciation	4,496	2,059	—	—	6,555
Interest, net	53,306	1,158	42	3,555	58,061

EBITDA	33,288	14,186	(17)	(700)	46,757
Pre-opening costs	191	—	17	—	208

Adjusted EBITDA	$33,479	$14,186	$—	$(700)	$46,965

SENECA GAMING CORPORATION
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
Three months ended June 30, 2004
(UNAUDITED) ($000’s omitted)

	SNFGC	STGC	SEGC	SGC	Consolidated

Net Income (loss)	$20,123	$1,440	$(62)	$(2,688)	$18,813
Depreciation	3,847	1,018		—	4,865
Interest, net	6,873	861		2,376	10,110

EBITDA	30,843	3,319	(62)	(312)	33,788
Pre-opening costs	169	2,695	62	—	2,926

Adjusted EBITDA	$31,012	$6,014	$—	$(312)	$36,714

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Nine months ended June 30, 2005

(UNAUDITED) ($000’s omitted)

	SNFGC	STGC	SEGC	SGC	Consolidated

Net Income (loss)	$12,267	$24,005	$(130)	$(11,304)	$24,838
Depreciation	13,273	6,118	—	19,391
Interest, net	64,973	3,729	118	10,034	78,854

EBITDA	90,513	33,852	(12)	(1,270)	123,083
Pre-opening costs	319	48	24	—	391

Adjusted EBITDA	$90,832	$33,900	$12	$(1,270)	$123,474

SENECA GAMING CORPORATION
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
Nine months ended June 30, 2004
(UNAUDITED) ($000’s omitted)

	SNFGC	STGC	SEGC	SGC	Consolidated

Net Income (loss)	$63,859	$458	$(112)	$(2,597)	$61,608
Depreciation	10,344	1,022		—	11,366
Interest, net	17,098	861		2,171	20,130

EBITDA	91,301	2,341	(112)	(426)	93,104
Pre-opening costs	169	3,673	112	—	3,954

Adjusted EBITDA	$91,470	$6,014	$—	$(426)	$97,058